Exhibit 4.9

OMI CORPORATION

2003 STOCK INCENTIVE PLAN

1. Purposes. The purposes of the OMI Corporation 2003 Stock Incentive Plan are:

            (a)   To further the growth, development and success of the Company and its Subsidiaries by enabling the executive officers and other employees and directors of, and consultants to, the Company and its Subsidiaries to acquire a continuing equity interest in the Company, thereby increasing their personal interests in such growth, development and success and motivating such employees, directors and consultants to exert their best efforts on behalf of the Company and its Subsidiaries; and

            (b)   To maintain the ability of the Company and its Subsidiaries to attract and retain employees, directors and consultants of outstanding ability by offering them an opportunity to acquire a continuing equity interest in the Company which will reflect the growth, development and success of the Company and its Subsidiaries.

            Toward these objectives, the Committee may grant Options and Restricted Stock to such employees, directors and consultants all pursuant to the terms and conditions of the Plan.

2. Definitions. As used in the Plan, the following capitalized terms shall have the meanings set forth below:

            (a)   “Agreement”-a written award agreement evidencing an Award, as described in Section 3(e).

            (b)   “Award”-an Option or shares of Restricted Stock granted pursuant to the terms and conditions of the Plan.

            (c)   “Board”-the Board of Directors of the Company.

            (d)   “Change in Control”-a “change in control” with respect to the Company that would be required to be reported in response to Item 1(a) of the Company’s current report on Form 8-K, pursuant to Section 13 or 15(d) of the Exchange Act, or equivalent for foreign filers; provided that, without limitation, a “Change in Control” shall be deemed to have occurred at such time as any person or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then outstanding securities of the Company (other than, in any such event, a sale or other disposition to or for the benefit of any employee benefit plan (or related trust) of the Company or a Subsidiary, or acquisition or offer to acquire, by or on behalf of, the Company or a Subsidiary or any group comprised solely of such entities, of shares of Stock); provided, however, that a “Change in Control” shall not be deemed to have occurred if such a person or group files and maintains a Schedule 13G pursuant to Rule 13d-1 under the Exchange Act in connection with its purchase of such securities; provided further, however, that upon the filing of a Schedule 13D pursuant to such rule by such person or group in connection with such securities, there shall be deemed to be an immediate “Change in Control.” The foregoing to the contrary notwithstanding, a “Change in Control” shall be deemed to have occurred if individuals who constitute the “Incumbent Board” cease for any reason to constitute at least a majority of the Board. “Incumbent Board” shall mean those individuals who constitute the Board immediately following the effective date of the Plan, or any additional individual who becomes a member of the Board and whose election, or nomination for election, by the shareholders of the Company was approved by a vote of at least three-fourths of the members of the Board comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual was named as a nominee for member of the Board without objection to such nomination).

            (e)   “Code”- the Internal Revenue Code of 1986, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.

            (f)   “Committee”- the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan.

            (g)   “Company”- OMI Corporation, a Marshall Islands corporation, or any successor entity.

            (h)   “Exchange Act”- the Securities Exchange Act of 1934, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.

            (i)   “Fair Market Value”-of a share of Stock as of a given date shall be: (i) the mean of the highest and lowest reported sale prices for a share of Stock, on the principal exchange on which the Stock is then listed or admitted to trading, for such date, or, if no such prices are reported for such date, the most recent day for which such prices are available shall be used; (ii) if the Stock is not then listed or admitted to trading on a stock exchange, the mean of the closing representative bid and asked prices for a share of Stock on such date as reported by Nasdaq National Market (or any successor or similar quotation system regularly reporting the market value of the Stock in the over-the-counter market), or, if no such prices are reported for such date, the most recent day for which such prices are available shall be used; or (iii) in the event neither of the valuation methods provided for in clauses (i) and(ii) above are practicable, the fair market value determined by such other reasonable valuation method as the Committee shall, in its discretion, select and apply in good faith as of the given date; provided, however, that for purposes of paragraphs (a) and (h) of Section 6, such fair market value shall be determined subject to Section422(c)(7) of the Code.

            (j)   “ISO” or “Incentive Stock Option”-an option to purchase Stock granted to an Optionee under the Plan in accordance with the terms and conditions set forth in Section 6 and which conforms to the applicable provisions of Section 422 of the Code.

            (k)   “Notice”-written notice actually received by the Company at its executive offices on the day of such receipt, if received on or before 1:30 p.m., on a day when the Company’s executive offices are open for business, or, if received after such time, such notice shall be deemed received on the next such day, which notice may be delivered in person to the Company’s Chief Financial Officer or sent by facsimile to the Company, or sent by certified or registered mail or overnight courier, prepaid, addressed to the Company at One Station Place, Stamford, Connecticut 06902, Attention: Secretary.

            (l)   “Option”-a right to purchase Stock granted to an Optionee under the Plan in accordance with the terms and conditions set forth in Section 6. Options may be either ISOs or stock options other than ISOs.

            (m)   “Optionee”-a Participant who has been granted an Option under the Plan in accordance with the terms and conditions set forth in Section 6.

            (n)   “Participant”-an individual who is eligible, pursuant to Section 5, and who has been selected, pursuant to Section 3(c), to participate in the Plan, and who holds an outstanding Award under the Plan.

            (o)   “Plan”-this OMI Corporation 2003 Stock Incentive Plan.

            (p)   “Restricted Stock”-Stock awarded under the Plan in accordance with the terms and conditions set forth in Section 7.

            (q)   “Restriction Period”-a time period or vesting period, the expiration or lapse of which may be based upon continued employment or service of the applicable Participant with the Company or a Subsidiary, the achievement of particular performance goals and/or the satisfaction of other vesting provisions, applicable to, and established or specified by the Committee at the time of, each award of Restricted Stock and stated in the Agreement; provided, however, that any Restriction Period imposed on a Restricted Stock Award that is based solely upon continued employment or service of the Participant receiving such Award shall lapse over a period of not less than three(3) years from the date of grant of such Award.

            (r)   “Securities Act”-the Securities Act of 1933, as it may be amended from time to time, including the regulations and rules promulgated thereunder and successor provisions and regulations and rules thereto.

            (s)   “Stock”-the common stock, par value $0.50 per share, of the Company.

            (t)   “Subsidiary”-(i) any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code and (ii) for purposes of Restricted Stock and/or Options which are not ISOs, any partnership, limited liability company or unincorporated entity in which the Company presently or in the future owns, directly or indirectly, an aggregate profits or capital interest of fifty percent (50%) or more, which the Committee in its discretion determines will be a “Subsidiary” for purposes of the Plan.

3. Administration of the Plan.

            (a)   The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including, but not limited to, establishing procedures to be followed by the Committee, except with respect to matters which under any applicable law, regulation or rule, are required to be determined in the sole discretion of the Committee. If and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.

            (b)   The Committee shall be appointed from time to time by the Board, and the Committee shall consist of not less than two (2) members of the Board. The Committee shall be composed entirely of independent directors, as determined by the Board in accordance with all applicable laws and the rules of any stock exchange on which the Stock is listed. Appointment of Committee members shall be effective upon their acceptance of such appointment. Committee members may be removed by the Board at any time either with or without cause, and such members may resign at any time by delivering notice thereof to the Board. Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board.

            (c)   The Committee shall have the full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. In particular, the Committee shall have discretionary authority, in accordance with the terms of the Plan, to: determine eligibility for participation in the Plan; select, from time to time, from among those eligible, the employees, directors and consultants to whom Awards shall be granted under the Plan, which selection may be based upon information furnished to the Committee by the Company’s or a Subsidiary’s management; determine whether an Award shall take the form of an ISO, an Option other than an ISO or Restricted Stock; determine the number of shares of Stock to be included in any Award and the periods for which Awards will be outstanding; establish and administer any terms, conditions, performance goals, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award, including, without limitation, the Restriction Period; grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of, or termination of the Restriction Period with respect to, any Award; amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of Stock subject to any outstanding Award; at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to any such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including, but not limited to, terms, restrictions and conditions for compliance with applicable securities laws and methods of withholding or providing for the payment of required taxes; offer to buy out an Award previously granted, based on such terms and conditions as the Committee shall establish with and communicate to the Participant at the time such offer is made; and, to the extent permitted under the applicable Agreement, permit the transfer of an Award or the exercise of an Award by one other than the Participant who received the grant of such Award (other than any such a transfer of Restricted Stock prior to expiration of the Restriction Period or any such a transfer or exercise which would cause any ISO to fail to qualify as an “incentive stock option” under Section 422 of the Code).

            (d)   The Committee shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing sentence or Section 3(a), and in addition to the powers otherwise expressly designated to the Committee in the Plan, the Committee shall have the exclusive right and discretionary authority to interpret the Plan and the Agreements; construe any ambiguous provision of the Plan and/or the Agreements and decide all questions concerning eligibility for and the amount of Awards granted under the Plan. The Committee may establish, amend, waive and/or rescind rules and regulations and administrative guidelines for carrying out the Plan and may correct any errors, supply any omissions or reconcile any inconsistencies in the Plan and/or any Agreement or any other instrument relating to any Awards. The Committee shall have the authority to adopt such procedures and subplans and grant Awards on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are foreign nationals or employed outside of the United States, or otherwise to conform to applicable requirements or practices of jurisdictions outside of the United States; and take any and all such other actions it deems necessary or advisable for the proper operation and/or administration of the Plan. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. Decisions and actions by the Committee with respect to the Plan and any Agreement shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan and/or any Agreement.

            (e)   Each Award shall be evidenced by an Agreement, which shall be executed by the Company and the Participant to whom such Award has been granted, unless the Agreement provides otherwise; two or more Awards granted to a single Participant may, however, be combined in a single Agreement. An Agreement shall not be a precondition to the granting of an Award; no person shall have any rights under any Award, however, unless and until the Participant to whom the Award shall have been granted (i) shall have executed and delivered to the Company an Agreement or other instrument evidencing the Award, unless such Agreement provides otherwise, and (ii) has otherwise complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Agreements. Any Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided that the terms and conditions of any such Agreement as supplemented or amended are not inconsistent with the provisions of the Plan.

            (f)   Except to the extent prohibited by applicable law, including, without limitation, the requirements for any Award to an officer to be covered by any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3,or any successor rule, as the same may be amended from time to time), or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Section 3 to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Section 3 to any person or persons selected by it; provided, however, that the Committee may not delegate its authority to correct errors, omissions or inconsistencies in the Plan. Any such authority delegated or allocated by the Committee under this Section 3(f) shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

4. Shares of Stock Subject to the Plan.

            (a)   The shares of stock subject to Awards granted under the Plan shall be shares of Stock. Such shares of Stock subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or any Subsidiary. The total number of shares of Stock that may be delivered pursuant to Awards granted under the Plan is 4,000,000, of which 1,400,000 shares of Stock may be awarded as Restricted Stock.

            (b)   Notwithstanding any of the foregoing limitations set forth in this Section 4, the number of shares of Stock specified in this Section 4 shall be adjusted as provided in Section 11.

            (c)   Any shares of Stock subject to an Award which are forfeited to the Company or which are subject to an Award which for any reason expires or is terminated without having been fully exercised may again be granted pursuant to an Award under the Plan, subject to the limitations of this Section 4.

            (d)   Any shares of Stock delivered under the Plan in assumption or substitution of outstanding stock options, or obligations to grant future stock options, under plans or arrangements of an entity other than the Company or a Subsidiary in connection with the Company or a Subsidiary acquiring such another entity, or an interest in such an entity, or a transaction otherwise described in Section 6(j), shall not reduce the maximum number of shares of Stock available for delivery under the Plan; provided, however, that the maximum number of shares of Stock that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be the number of shares first set forth in paragraph (a) of this Section 4, as adjusted pursuant to paragraphs (b) and (c) of this Section 4.

5. Eligibility. Executive officers and other employees, including officers, of the Company and the Subsidiaries; directors (whether or not also employees) of the Company and the Subsidiaries; and consultants of the Company and the Subsidiaries, shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6(h).

6. Terms and Conditions of Stock Options. All Options to purchase Stock granted under the Plan shall be either ISOs or Options other than ISOs. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate Option other than an ISO. Each Option shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Board shall determine and which are set forth in the applicable Agreement. Options need not be uniform as to all grants and recipients thereof.

            (a)   The option exercise price per share of shares of Stock subject to each Option shall be determined by the Committee and stated in the Agreement; provided, however, that, subject to paragraph (h)(C) and/or (j) of this Section 6, if applicable, such price applicable to any Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock at the time that the Option is granted.

            (b)   Each Option shall be exercisable in whole or in such installments, at such times and under such conditions as may be determined by the Committee in its discretion and stated in the Agreement, and, in any event, over a period of time ending not later than ten (10) years from the date such Option was granted, subject to paragraph (h)(C) of this Section 6.

            (c)   An Option shall not be exercisable with respect to a fractional share of Stock or the lesser of fifty (50) shares and the full number of shares of Stock then subject to the Option. No fractional shares of Stock shall be issued upon the exercise of an Option.

            (d)   Each Option may be exercised by giving Notice to the Company specifying the number of shares of Stock to be purchased, which shall be accompanied by payment in full including applicable taxes, if any, in accordance with Section 10. Payment shall be in any manner permitted by applicable law and prescribed by the Committee, in its discretion, and set forth in the Agreement, including, in the Committee’s discretion, and subject to such terms, conditions and limitations as the Committee may prescribe, payment in accordance with a “same-day sale” cashless-brokered exercise program that complies with all applicable laws.

            (e)   No Optionee or other person shall become the beneficial owner of any shares of Stock subject to an Option, nor have any rights to dividends or other rights of a shareholder with respect to any such shares until he or she has exercised his or her Option in accordance with the provisions of the Plan and the applicable Agreement.

            (f)   An Option may be exercised only if at all times during the period beginning with the date of the granting of the Option and ending on the date of such exercise, the Optionee was an employee, director or consultant of the Company, a Subsidiary, or of another corporation referred to in Section 422(a)(2) of the Code. Notwithstanding the preceding sentence, the Committee may determine in its discretion that an Option may be exercised prior to expiration of such Option following termination of such continuous employment, directorship or consultancy, whether or not exercisable at the time of such termination, to the extent provided in the applicable Agreement or otherwise in accordance with the Plan.

            (g)   Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (up to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding any other provisions of the Plan to the contrary, but subject to Section 11(b), the option exercise price per share of Stock of an Option granted under the Plan shall not be reduced, though cancellation and regrant, by action of the Committee or otherwise at any time after the date such Option is granted.

            (h)   (A) Each Agreement relating to an Option shall state whether such Option will or will not be treated as an ISO. No ISO shall be granted unless such Option, when granted, qualifies as an “incentive stock option” under Section 422 of the Code. No ISO shall be granted to any individual otherwise eligible to participate in the Plan who is not an employee of the Company or a Subsidiary on the date of granting of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an

“incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

                  (B)   Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Company, any Subsidiary and any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Optionee during any calendar year with respect to Stock having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the time the Option with respect to such Stock is granted. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

                  (C)   No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code. This restriction does not apply if at the time such ISO is granted the option exercise price per share of Stock subject to the Option is at least one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the date such ISO is granted, and the ISO by its terms is not exercisable after the expiration of five (5) years from such date of grant.

            (i)   An Option and any shares of Stock received upon the exercise of an Option shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and which are specified in the Agreement and may be referred to on the certificates evidencing such shares of Stock. The Committee may require an Optionee to give prompt Notice to the Company concerning any disposition of shares of Stock received upon the exercise of an ISO within: (i) two (2) years from the date of granting such ISO to such Optionee; (ii) one (1) year from the transfer of such shares of Stock to such Optionee; or (iii) such other period as the Committee may from time to time determine. The Committee may direct that an Optionee with respect to an ISO undertake in the applicable Agreement to give such Notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the certificates evidencing shares of Stock acquired by exercise of an ISO refer to such requirement to give such Notice.

            (j)   In the event that a transaction described in Section 424(a) of the Code involving the Company or a Subsidiary is consummated, such as the acquisition of property or stock from an unrelated corporation, individuals who become eligible to participate in the Plan in connection with such transaction, as determined by the Committee, may be granted Options in substitution for stock options granted by another corporation that is a party to such transaction. If such substitute Options are granted, the Committee, in its discretion and consistent with Section 424(a) of the Code, if applicable, and the terms of the Plan, though notwithstanding paragraph (a) of this Section 6, shall determine the option exercise price and other terms and conditions of such substitute Options.

7. Terms and Conditions of Restricted Stock Awards. All Awards of Restricted Stock under the Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Committee shall determine and which are set forth in the applicable Agreement. Subject to the terms and restrictions of this Section 7 or the applicable Agreement or as determined by the Committee, upon delivery of Restricted Stock to a Participant, or creation of a book entry evidencing a Participant’s ownership of shares of Restricted Stock, pursuant to Section 7(d), the Participant shall have all of the rights of a stockholder with respect to such shares.

            (a)   The Committee may, in its discretion, authorize the award of Restricted Stock to a Participant, and any such Award may be in addition to or in lieu of any other types of Awards granted under the Plan. The Committee may make any such award of Restricted Stock without the requirement of any cash payment from the Participant to whom such Award is made, or may require a cash payment from such a Participant in an amount no greater than the aggregate Fair Market Value of the Restricted Stock as of the award date in exchange for, or as a condition precedent to, the completion of such Award and the issuance of such shares of Restricted Stock.

            (b)   During the Restriction Period stated in the Agreement, the Participant who receives shares of Restricted Stock shall not be permitted to sell, transfer, pledge, assign, encumber or otherwise dispose of such shares. Any attempt by such recipient to do so shall constitute the immediate and automatic forfeiture of such Award.

            (c)   Except as otherwise provided in Section 11(c), shares of Restricted Stock shall be forfeited and revert to the Company upon (i) termination for any reason of the recipient’s service with the Company or a Subsidiary and/or (ii) failure to satisfy any applicable performance goals to the extent set forth in the Agreement. Notwithstanding the foregoing, upon any such termination of service during the Restriction Period, shares of Restricted Stock shall become free of all or part of the restrictions applicable thereto to the extent that the Agreement, as determined by the Committee in its discretion on the award date, provides for lapse of such restrictions upon such termination of service, or the Committee, in its discretion, otherwise determines to waive forfeiture of such shares of Restricted Stock for whatever reason the Committee considers to be in the interests of the Company.

            (d)   Each Participant who receives shares of Restricted Stock hereunder shall be issued one or more stock certificates in respect of such shares of Restricted Stock. Any such stock certificates for shares of Restricted Stock shall be registered in the name of such Participant but shall be appropriately legended and returned to the Company or its agent by such Participant, together with a stock power or other appropriate instrument of transfer, endorsed in blank by such Participant. The foregoing to the contrary notwithstanding, as the Committee, in its discretion, may deem appropriate, in lieu of the issuance of certificates for any shares of Restricted Stock during the applicable Restriction Period, a “book entry” (i.e., a computerized or manual entry) may be made in the records of the Company, or its designated agent, to evidence the ownership of such shares of Restricted Stock in the name of the applicable Participant. Such records of the Company or such agent shall, absent manifest error, be binding on all recipients of Restricted Stock hereunder. The holding of shares of Restricted Stock by the Company or its agent, or the use of book entries to evidence the ownership of shares of Restricted Stock, in accordance with this paragraph (d) of Section 7, shall not affect the rights of Participants as owners of their shares of Restricted Stock, nor affect the Restriction Period applicable to such shares under the Plan or the Agreement.

            (e)   During the Restriction Period, a Participant who holds outstanding shares of Restricted Stock shall be entitled to any dividends paid thereon, unless determined otherwise by the Committee and set forth in the Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate. Except as set forth in the Agreement, in the event of any adjustment as provided in Section 11, or any stock or securities are received as a dividend on shares of Restricted Stock, any new or additional shares or securities received by a recipient of Restricted Stock shall be subject to the same terms and conditions, including the Restriction Period, as relate to the original shares of Restricted Stock.

            (f)   A Participant’s shares of Restricted Stock shall become free of the foregoing restrictions upon the expiration of the applicable Restriction Period and the Company shall, subject to paragraph (g) of this Section 7 and paragraphs (c) and (d) of Section 12, then deliver stock certificates evidencing such Stock to such Participant.

            (g)   Restricted Stock and any Stock received upon the expiration of the Restriction Period shall be subject to such other transfer restrictions and/or legending requirements that are imposed by the Committee, in its discretion, and may be specified in the Agreement.

            (h)   Subject to the terms of the Plan, the Committee may modify outstanding Awards or accept the surrender of outstanding shares of Restricted Stock (to the extent that the Restriction Period or other restrictions applicable to such shares have not yet lapsed) and grant new Awards in substitution for such Restricted Stock.

8. Transfer, Leave of Absence. A transfer of an employee from the Company to a Subsidiary, or vice versa, or from one Subsidiary to another, and a leave of absence, duly authorized in writing by the Company or a Subsidiary, shall not be deemed a termination of employment of the employee for purposes of the Plan or with respect to any Award.

9. Rights of Employees and Other Persons.

            (a)   No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and the applicable Agreement.

            (b)   Nothing contained in the Plan or in any Agreement shall be deemed to (i) give any employee or director the right to be retained in the service of the Company or any Subsidiary nor restrict in any way the right of the Company or any Subsidiary to terminate any employee’s employment or any director’s directorship at any time with or without cause or (ii) confer on any consultant any right of continued relationship with the Company or any Subsidiary, or alter any relationship between them, including any right of the Company or a Subsidiary to terminate its relationship with such consultant.

            (c)   The adoption of the Plan shall not be deemed to give any employee of the Company or any Subsidiary or any other person any right to be selected to participate in the Plan or to be granted an Award.

             (d)   Nothing contained in the Plan or in any Agreement shall be deemed to give any employee or director the right to receive any bonus, whether payable in cash or in Stock, or in any combination thereof, from the Company or any Subsidiary, nor be construed as limiting in any way the right of the Company or any Subsidiary to determine, in its sole discretion, whether or not it shall pay any employee or director bonuses, and, if so paid, the amount thereof and the manner of such payment.

10. Tax Withholding Obligations.

            (a)   The Company and/or any Subsidiary are authorized to take whatever actions are necessary and proper to satisfy all obligations of Participants (including, for purposes of this Section 10, any other person entitled to exercise an Award pursuant to the Plan or an Agreement) for the payment of all Federal, state, local and foreign taxes in connection with any Awards (including, but not limited to, actions pursuant to paragraph (b) of this Section 10).

            (b)   Each Participant shall (and in no event shall Stock be delivered to such Participant with respect to an Award until),no later than the date as of which the value of the Award first becomes includible in the gross income of the Participant for income tax purposes, pay to the Company in cash, or make arrangements satisfactory to the Company, as determined in the Committee’s discretion, regarding payment to the Company of, any taxes of any kind required by law to be withheld with respect to the Stock or other property subject to such Award, and the Company and any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Notwithstanding the above, the Committee may, in its discretion and pursuant to procedures approved by the Committee, permit the Participant to (i) elect withholding by the Company of Stock or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required Federal, state, local and foreign withholding obligations using the minimum statutorywithholding rates for Federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (ii) tender to the Company Stock owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Subsidiaries’ incurring an adverse accounting charge, in full or partial satisfaction of such tax obligations, based, in each case, on the Fair Market Value of the Stock on the payment date as determined by the Committee.

            (c)   If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. Neither the Company nor any Subsidiary shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

11. Changes in Capital.

            (a)   The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, any merger or consolidation of the Company or a Subsidiary, any issue of debt, preferred or prior preference stock ahead of or affecting Stock, the authorization or issuance of additional shares of Stock, the dissolution or liquidation of the Company or any Subsidiary, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

            (b)      (i)   Upon changes in the outstanding Stock by reason of a stock dividend, stock split, reverse stock split, subdivision, recapitalization, reclassification, merger, consolidation (whether or not the Company is a surviving corporation), combination or exchange of shares of Stock, separation, or reorganization, or in the event of an extraordinary dividend, “spin-off,” liquidation, other substantial distribution of assets of the Company or acquisition of property or stock or other change in capital of the Company, or the issuance by the Company of shares of its capital stock without receipt of full consideration therefor, or rights or securities exercisable, convertible or exchangeable for shares of such capital stock, or any similar change affecting the Company’s capital structure, the aggregate number, class and kind of shares of stock available under the Plan as to which Awards may be granted and the number, class and kind of shares under each outstanding Award and the exercise price per share applicable to any outstanding Options shall be appropriately adjusted by the Committee in its discretion to preserve the benefits or potential benefits intended to be made available under the Plan or with respect to any outstanding Awards or otherwise necessary to reflect any such change.

                       (ii)   Fractional shares of Stock resulting from any adjustment in Awards pursuant to Section 1 l(b)(i) shall be aggregated until, and eliminated at, the time of exercise of the affected Awards. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such Notice is given) shall be effective and binding for all purposes of the Plan.

            (c)   In the event of a Change in Control:

                       (1)   Immediately prior thereto, notwithstanding anything to the contrary in the Plan or the Agreement, any outstanding Option shall be automatically accelerated and become immediately exercisable as to all of the shares of Stock covered thereby, and all restrictions on any outstanding Award of Restricted Stock shall be automatically immediately canceled and the Restriction Period applicable thereto shall automatically immediately terminate, and such Award of Restricted Stock shall be fully vested, and any performance goals applicable to an Award shall be deemed achieved at not less than the target level.

                       (2)   In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, that any outstanding Award shall be adjusted by substituting for Stock subject to such Award stock or other securities of the surviving corporation or any successor corporation to the

Company, or a parent or subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction resulting in the Change in Control, whether or not such stock or other securities are publicly traded, in which event the aggregate exercise price (as applicable) shall remain the same and the amount of shares or other securities subject to the Award shall be the amount of shares or other securities which could have been purchased on the closing date or expiration date of such transaction with the proceeds which would have been received by the Participant if the Award had been exercised, or had become vested, in full (or with respect to a portion of such Award, as determined by the Committee, in its discretion) prior to such transaction or expiration date and the Participant exchanged all of such shares in the transaction.

                       (3)   In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, that any outstanding Award shall be converted into a right to receive cash following the closing date or expiration date of the transaction resulting in the Change in Control in an amount equal to the highest value of the consideration to be received in connection with such transaction for one share of Stock, or, at the Committee’s discretion, if higher, the highest Fair Market Value of the Stock during the thirty (30) consecutive business days immediately prior to the closing date or expiration date of such transaction, less the per share exercise price of such Award (if any), multiplied by the number of shares of Stock subject to such Award, or a portion thereof.

                       (4)   The Committee may, in its discretion, provide that an Option cannot be exercised after such a Change in Control, to the extent that such Option is or becomes fully exercisable on or before such Change in Control or is subject to any acceleration, adjustment or conversion in accordance with the foregoing paragraphs (1), (2) or (3) of this Section 11(c).

            No Participant shall have any right to prevent the consummation of any of the foregoing acts affecting the number of shares of Stock available to such Participant. Any actions or determinations of the Committee under this Section 11(c) need not be uniform as to all outstanding Awards, nor treat all Participants identically. Notwithstanding the foregoing adjustments, in no event may any Option be exercised after ten (10) years from the date it was originally granted, and any changes to ISOs pursuant to this Section 11 shall, unless the Board determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such ISOs or adversely affect the tax status of such ISOs.

12. Miscellaneous Provisions.

            (a)   The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares of Stock or the payment of cash upon exercise or payment of any Award. Any proceeds from the sale of shares of Stock pursuant to Awards granted under the Plan shall constitute general funds of the Company.

            (b)   Except as otherwise provided in this Section 12(b) or by the Committee, an Award by its terms shall be personal and may not be sold, transferred, pledged, assigned,

encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution and shall be exercisable during the lifetime of a Participant only by him or her. At the Committee’s discretion, an Agreement may permit the exercise or payment of a Participant’s Award (or any portion thereof) after his or her death by or to the beneficiary most recently named by such Participant in a written designation thereof filed with the Company, or, in lieu of any such surviving beneficiary, as designated by the Participant by will or by the laws of descent and distribution. In the event any Award is to be exercised by, or to be paid or distributed to, the executors, administrators, heirs or distributees of the estate of a deceased Participant, or such a Participant’s beneficiary, or the transferee of an Award, in any such case pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Stock thereunder unless and until the Committee is satisfied that the person or persons to exercise or receive such Award or Stock is the duly appointed legal representative of the deceased Participant’s estate or the proper legatee or distributee thereof or the named beneficiary of such Participant, or the valid transferee of such Award, as applicable.

            (c)      (i)   If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of shares of Stock upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Stock hereunder, no Award may be awarded, exercised or paid in whole or in part unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

                       (ii)   If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Stock pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to shares of Stock or Awards and the right to exercise any Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary.

                       (iii)   Upon termination of any period of suspension under this Section 12(c), any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to the shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

            (d)   The Committee may require each person receiving Stock in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring the shares of Stock for investment without a view to the distribution thereof. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares of Stock purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

            (e)   By accepting any benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Company, the Committee or the Board, in any case in accordance with the terms and conditions of the Plan.

            (f)   In the discretion of the Committee, a Participant may elect irrevocably (at a time and in a manner determined by the Committee) prior to exercising an Option or expiration of the Restriction Period applicable to his or her Restricted Stock that delivery of shares of Stock upon such exercise or expiration shall be deferred until a future date and/or the occurrence of a future event or events, specified in such election. Upon the exercise of any such Option or vesting of such Restricted Stock and until the delivery of any deferred shares, the number of shares otherwise issuable to the Participant shall be credited to a memorandum account in the records of the Company and any dividends or other distributions payable on such shares shall be deemed reinvested in additional shares of Stock, in a manner determined by the Committee, until all shares of Stock credited to such Participant’s memorandum account shall become issuable pursuant to the Participant’s election.

            (g)   Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary, or prevent or limit the right of the Company or any Subsidiary to establish any other forms of incentives or compensation for their employees, directors or consultants or grant or assume options or other rights otherwise than under the Plan.

            (h)   The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to such state’s conflict of law provisions, and, in any event, except as superseded by applicable Federal law.

            (i)   The words “Section,” “subsection” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. Wherever any words are used in the Plan or any Agreement in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply,and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

            (j)   The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Stock pursuant to any Awards granted hereunder.

13. Limits of Liability.

            (a)   Any liability of the Company or a Subsidiary to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Agreement.

            (b)   None of the Company, any Subsidiary, any member of the Committee or the Board, or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

14. Amendments and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend or terminate the Plan, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, no such amendment, alteration, suspension or termination shall be made which would materially impair the previously accrued rights of any Participant with respect to his or her outstanding Award without his or her prior written consent, or which, without first obtaining approval of the stockholders of the Company (where such approval is necessary to satisfy (i) any applicable requirements under the Code relating to ISOs; (ii) the then-applicable requirements of Rule 16b-3 promulgated under the Exchange Act, or any successor rule, as the same may be amended from time to time, or (iii) any applicable law, regulation or rule), would:

            (a)   except as is provided in Section 11, increase the maximum number of shares of Stock which may be sold or awarded under the Plan;

            (b)   decrease the minimum duration requirement of the Restriction Period set forth in Section 2(q) or, except as is provided in Section 11, decrease the minimum option exercise price requirements of Section 6(a);

            (c)   change the class of persons eligible to receive Awards under the Plan;

            (d)   extend the duration of the Plan or the period during which Options may be exercised under Section 6(b); or

            (e)   otherwise require approval of the stockholders of the Company to comply with any applicable law, regulation or rule.

            The Committee may amend the terms of any Award theretofore granted, including any Agreement, retroactively or prospectively, but no such amendment shall materially impair the previously accrued rights of any Participant with respect to such Award without his or her written consent.

15. Limitations Applicable to Certain Awards Subject to Exchange Act Section 16. Unless stated otherwise in a Participant’s Agreement, notwithstanding any other provision of the Plan, any Award granted to an officer or director of the Company who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3, or any successor rule, as the same may be amended from time to time) that are requirements for the application of such exemptive rule, and the Plan and applicable Agreement shall be deemed amended to the extent necessary to conform to such limitations.

16. Duration. Following the adoption of the Plan by the Board, the Plan shall become effective as of the date on which it is approved by the holders of a majority of the Company’s outstanding Stock which is present or represented and voted at a meeting, which approval must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board. The Plan shall terminate upon the earliest to occur of:

            (a)   the effective date of a resolution adopted by the Board terminating the Plan;

            (b)   the date all shares of Stock subject to the Plan are delivered pursuant to the Plan’s provisions, and no such shares are any longer subject to the Restriction Period; or

            (c)   ten (10) years from the date the Plan is approved by the Company’s shareholders.

            No Award may be granted under the Plan after the earliest to occur of the events or dates described in the foregoing paragraphs (a) through (c) of this Section 16; however, Awards theretofore granted may extend beyond such date. No such termination of the Plan shall adversely affect the previously accrued rights of any Participant hereunder and all Awards previously granted hereunder shall continue in force and in operation after the termination of the Plan, except as they may be otherwise terminated in accordance with the terms of the Plan or the Agreement.